Macquarie Group                                                Exhibit 99.1

eMedia Release

Macquarie Equipment Leasing Fund, LLC

ACQUISITION OF TWO AIRCRAFT JET ENGINES

BOSTON, October 31, 2011 – Macquarie Equipment Leasing Fund, LLC (“the Fund”) today announced that it has agreed to enter into a sale and leaseback arrangement with a leading Dubai airline over two new CFM56-7B aircraft jet engines ("Engines").  The Engines will power the airline's fleet of 737NG aircraft.  The Fund acquired the Engines for $24.3m and it has entered into a nine year lease with the airline.  The first engine was delivered today and the second engine is scheduled for delivery in mid November 2011.  Lease rentals will be paid to the Fund in US dollars on a monthly basis.  At the end of the lease term, the lessee may return the Engines, purchase them at their then fair market value, or continue to rent them.  There was no debt used to fund the acquisition by the Fund.

The Fund is managed by Macquarie Asset Management Inc., a wholly owned Macquarie Group entity.  The offering is being made by means of a prospectus, copies of which may be obtained from Macquarie Capital (USA) Inc., the dealer-manager for the offering, at:

Macquarie Capital (USA) inc
125 West 55th Street, 22nd Floor
New York, NY 10019
(866-965-7622)

A registration statement relating to the limited liability company shares was declared effective by the Securities and Exchange Commission on June 19, 2010.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About MAMI/Macquarie Group

Macquarie Asset Management Inc. is part of Macquarie’s Corporate and Asset Finance Group, which employs over 1,000 employees located in North America, Europe, Asia and Australia/New Zealand.

Macquarie Group is a diversified provider of banking, financial, advisory and investment services. As of September 30, 2011, Macquarie has assets under management of $324 billion and operates in more than 70 office locations across 28 countries.

For further information, please contact:

Stephen Yan
Corporate Communications, Macquarie Group
Tel +1 212 231 1310
Email: Stephen.Yan@macquarie.com